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                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                     and the year to date September 30, 2002
                                                                                                                          Nine
                                                                                                                         Months
                                                                                                                         Ended
                                                                           Year ended December 31,                    September 30,
                                               ------------------------------------------------------------------------------------
                                                    1997          1998        1999       2000           2001             2002
                                                    ----          ----        ----       ----           ----            ----
                                                 -----------------------------------Thousands of Dollars---------------------------

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes        $ 840,108      $ 896,380  $ 903,557   $ 962,223      $   925,031      $ 836,562
      AFUDC - Debt funds                             4,855          4,664     11,010      20,197            9,569          5,176
                                                 ---------      ---------  ---------   ---------      -----------      ---------
          Earnings as defined                    $ 844,963      $ 901,044  $ 914,567   $ 982,420      $   934,600      $ 841,738
                                                 =========      =========  =========   =========      ===========      =========



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                  $ 169,536      $ 194,559  $ 193,968   $ 222,530      $   220,627      $ 157,006
   Interest on affiliated loans                                                                                              725
   Interest on interim  obligations                 22,787         11,012      9,865      10,759           14,638          1,149
   Amort of debt disc, premium  and expense, net     9,657         42,506     11,171      11,668           11,740          9,355
   Other interest  charges                          42,381         40,445     39,819      38,661           35,129         24,704
                                                 ---------      ---------  ---------   ---------      -----------      ---------
         Fixed charges as defined                $ 244,361      $ 288,522  $ 254,823   $ 283,618      $   282,134      $ 192,939
                                                 =========      =========  =========   =========      ===========      =========



RATIO OF EARNINGS TO FIXED CHARGES                   3.46           3.12        3.59        3.46             3.31           4.36
                                                    =====          =====      =====        =====            =====          =====

Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50%ownership of Southern Electric
       Generating Company.


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